Exhibit 5.1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092
tel +1 212 259 8000 fax +1 212 259 6333
May 5, 2010
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Financial, Inc. 6.60% Senior Notes due 2017
Ladies and Gentlemen:
We have acted as special counsel for Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the sale to the underwriters (the “Underwriters”) named in Schedule 1 to the Underwriting Agreement, dated April 30, 2010, between Banc of America Securities LLC and J.P. Morgan Securities Inc., as Representatives of the Underwriters, and the Company (the “Underwriting Agreement”), by the Company of $300,000,000 in aggregate principal amount of its 6.60% Senior Notes due 2017 (the “Securities”) pursuant to the terms of the Underwriting Agreement. The Securities are being issued pursuant to the Indenture, dated as of December 8, 2005 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., now known as The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 6, 2006, between such parties (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of May 5, 2010, between such parties (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).
The offer and sale of the Securities is being made pursuant to the Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-147391), relating to the Securities and other securities, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus supplement, dated April 30, 2010 (the “Prospectus Supplement”), filed by the Company with the Commission on April 30, 2010. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined (a) the Registration Statement; (b) the Prospectus Supplement; (c) an executed copy of the Underwriting Agreement; (d) a copy of a certificate, dated May 5, 2010, representing the Securities; (e) an executed copy of the Indenture; and (f) such records of the
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Fidelity National Financial, Inc.
May 5, 2010

corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.
In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the Company have been maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the documents referred to in clauses (a) through (f) and the aforesaid other agreements, instruments, certificates, documents and records, as well as upon statements and certificates of officers and other representatives of the Company and others and of public officials. We have assumed that such statements, and that the representations in such documents, agreements, instruments, certificates and records, are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificate representing the Securities.
Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance of the Securities has been duly authorized by the Company, the certificate representing the Securities has been duly executed and delivered by the Company and, when the certificate representing the Securities has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Securities have been delivered by the Company to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent

Fidelity National Financial, Inc.
May 5, 2010

transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity).
The opinion expressed herein is limited in all respects to the laws of the State of New York and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.
We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Securities, which will be incorporated by reference into the Registration Statement and the Prospectus Supplement and to the use of our name under the caption “Legal Matters” contained in the Prospectus Supplement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dewey & LeBoeuf LLP
Dewey & LeBoeuf LLP